[Kish o Leake & Associates, P.C. Letterhead]





March 25, 1998


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

We would like to inform you that we have read the disclosures provided by Pharmasystems Holdings Corp., f/k/a Euro-Tel, Inc. (Comm. Number 0-21851) in its filing of form 8-K dated June 20, 1997 and that there are no disagreements regarding the statements made under Item 4-Changes in Registrant's Certifying Accountant.

Sincerely,

/s/ Kish, Leake & Associates, P.C.

Kish, Leake & Associates, P.C.


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